Exhibit 8.1
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of incorporation or organization
Summit (Oxford) Limited	England and Wales
Discuva Limited	England and Wales
Summit Therapeutics Inc.	Delaware, USA
Summit Corporation Limited	England and Wales
Summit (Wales) Limited	England and Wales
Summit (Cambridge) Limited	England and Wales
Summit Discovery 1 Limited	England and Wales
Summit Corporation Employee Benefit Trust Company Limited	England and Wales
MuOx Limited	England and Wales
Summit Infectious Diseases Limited	England and Wales